[Letterhead of Stark Winter Schenkein & Co., LLP]


October 21, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read and agree with the comments contained in Item 4 to Form 8-K of Proguard Acquisition Corp., dated October 18, 2005, as they relate
to our firm.   We have no knowledge related to the engagement of the
new auditor

Stark Winter Schenkein & Co., LLP
Dillon, Colorado